Exhibit 99.1

INNOSPEC REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Balanced results considering market volatility

Excellent growth in Fuels Specialties offsetting lower results in Performance Chemicals and Oilfield Services

$28.3 million cash generated from operations; Net cash improves to $299.8 million

Dividend increased by 10 percent; $50 million buyback initiated; Flexible debt-free balance sheet

GAAP EPS of $1.31 and adjusted non-GAAP EPS of $1.42

Englewood, CO – May 8, 2025 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2025. The Company declared its semi-annual dividend of 84 cents per common share for the first half of this year, representing an increase of 10 percent. This dividend will be paid on May 30, 2025 to shareholders of record on May 20, 2025.

Total revenues for the first quarter were $440.8 million, a decrease of 12 percent from $500.2 million in the corresponding period last year. Net income for the quarter was $32.8 million or $1.31 per diluted share compared to $41.4 million or $1.65 per diluted share recorded in the corresponding period last year. Adjusted EBITDA for the quarter was $54.0 million compared to $64.0 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the first quarter was $1.42 per diluted share, compared to $1.75 per diluted share a year ago.

Cash from operating activities was $28.3 million before capital expenditures of $15.5 million. The quarter closed with net cash of $299.8 million. In the first quarter, the Company repurchased 34,100 of its common shares at a cost of $3.3 million.

Adjusted EBITDA, income before income taxes excluding special items and net income excluding special items and related per-share amounts together with net cash, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2025			Quarter ended March 31, 2024
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$44.4	$32.8	$1.31	$55.3	$41.4	$1.65

Amortization of acquired intangible assets	2.3	1.7	0.07	2.8	2.1	0.08
Adjustment to fair value of contingent consideration	0.7	0.7	0.03	0.8	0.5	0.02
Legacy costs of closed operations	0.8	0.6	0.02	0.8	0.6	0.02
Foreign currency exchange gains	(0.4)	(0.3)	(0.01)	(1.1)	(0.8)	(0.03)
Adjustment of income tax provisions	—	—	—	—	0.3	0.01

	3.4	2.7	0.11	3.3	2.7	0.10

Adjusted non-GAAP amounts	$47.8	$35.5	$1.42	$58.6	$44.1	$1.75

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was a balanced quarter for Innospec. Our portfolio benefited from strong growth in Fuel Specialties offsetting lower results in Performance Chemicals and Oilfield Services.

Initial momentum in Performance Chemicals gave way to increased customer caution ahead of the April 2, 2025 tariff announcements. We estimate that in the short-term, uncertainty and market volatility surrounding tariff policy will delay progress against our previously stated target to return operating income and margin improvement to levels consistent with the full year 2022. Looking beyond this near-term uncertainty, our opportunity pipeline continues to grow across all our end markets. We expect no change in our customers’ drive towards clean, mild and performance-boosting technologies.

Fuel Specialties had an excellent quarter. Margin improvement drove a double-digit increase in operating income on the prior year. Margins were above the upper end of our targeted range with all regions contributing to the strong performance. Global fuel demand has historically been relatively steady through economic cycles. Against this backdrop, we remain focused on delivering full year operating income growth and margin improvement.

Oilfield Services results were below our expectations. Operating income declined on a sequential basis with no recovery in Latin America orders and lower than expected activity in our US completions and production businesses. These declines were partially offset by continued strength in our Middle East and DRA businesses. We currently do not expect Latin America activity to resume in the coming quarter, and any potential recovery is likely delayed due to the indirect impact of ongoing trade policy negotiations. We remain focused on driving sequential operating income growth through a combination of topline initiatives, cost management and other near-term margin improvement opportunities.”

Revenues in Performance Chemicals of $168.4 million were up 5 percent over the first quarter of last year with volume growth of 5 percent and a positive price/mix of 3 percent offsetting a negative currency impact of 3 percent. Gross margins of 21.0 percent decreased by 2.4 percentage points from the same quarter last year. Operating income of $19.8 million decreased 6 percent from $21.1 million in the corresponding prior year period.

Revenues in Fuel Specialties of $170.3 million were down 4 percent from $176.9 million in the first quarter of last year with a 2 percent adverse price/mix and a negative currency impact of 2 percent. Gross margins of 35.7 percent increased by 1.4 percentage points over last year. Operating income of $36.9 million was up 10 percent from $33.4 million a year ago.

Revenues in Oilfield Services of $102.1 million for the quarter were down 37 percent from $162.5 million in the first quarter of last year. Gross margins of 28.4 percent decreased by 6.9 percentage points from the same quarter last year on a weaker sales mix. Operating income of $4.1 million decreased 76 percent from $16.9 million in the prior year period.

Corporate costs for the quarter were $17.7 million, compared with $20.2 million a year ago driven by lower personnel related costs.

The effective tax rate for the quarter was 26.1 percent compared to 25.1 percent in the same period last year.

For the quarter, net cash provided by operating activities was $28.3 million compared to $80.6 million a year ago. As of March 31, 2025, Innospec had $299.8 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“With our diversified global supply-chain and manufacturing locations, we believe that we are well positioned to manage the direct impacts of global tariffs. While we expect the current economic environment to delay the sequential quarterly recovery in our Performance Chemicals and Oilfield Services businesses, we anticipate Fuel Specialties to be relatively stable. We will continue to position all businesses for growth and margin improvement as market conditions recover.

Cash generation was again positive this quarter, and our net cash position increased to almost $300 million after repurchasing 34,100 shares at a cost of $3.3 million. Despite current market conditions, our strong balance sheet allows for significant flexibility to pursue further M&A, dividend growth, organic investment and buybacks. This quarter our Board approved a further 10 percent increase in our semi-annual dividend to 84 cents per share continuing our record of returning value to shareholders.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of interest income, net, income taxes, depreciation and amortization, foreign currency exchange gains, legacy costs of closed operations and adjustment to fair value of contingent consideration. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, adjustment to fair value of contingent consideration, legacy costs of closed operations, foreign currency exchange gains and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and net income excluding special items and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income to allocate resources and evaluate the performance of the Company’s operations and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,450 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended March 31
	2025	2024
Net sales	$440.8	$500.2
Cost of goods sold	(315.7)	(344.5)

Gross profit	125.1	155.7
Operating expenses:
Selling, general and administrative	(69.3)	(90.5)
Research and development	(12.7)	(14.0)
Adjustment to fair value of contingent consideration	(0.7)	(0.8)
Profit on disposal of property, plant and equipment	0.1	0.1

Total operating expenses	(82.6)	(105.2)

Operating income	42.5	50.5
Other (expense)/income, net	(0.5)	2.7
Interest income, net	2.4	2.1

Income before income taxes	44.4	55.3
Income taxes	(11.6)	(13.9)

Net income	$32.8	$41.4

Earnings per share:
Basic	$1.31	$1.66
Diluted	$1.31	$1.65
Weighted average shares outstanding (in thousands):
Basic	24,970	24,893
Diluted	25,102	25,066

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended March 31
(in millions)	2025	2024
Net sales:
Performance Chemicals	$168.4	$160.8
Fuel Specialties	170.3	176.9
Oilfield Services	102.1	162.5

	440.8	500.2

Gross profit:
Performance Chemicals	35.3	37.7
Fuel Specialties	60.8	60.6
Oilfield Services	29.0	57.4

	125.1	155.7

Operating income:
Performance Chemicals	19.8	21.1
Fuel Specialties	36.9	33.4
Oilfield Services	4.1	16.9
Corporate costs	(17.7)	(20.2)

	43.1	51.2
Adjustment to fair value of contingent consideration	(0.7)	(0.8)
Profit on disposal of property, plant and equipment	0.1	0.1

Total operating income	$42.5	$50.5

Schedule 2B

NON-GAAP MEASURES	Three Months Ended March 31
(in millions)	2025	2024
Net income	$32.8	$41.4
Interest income, net	(2.4)	(2.1)
Income taxes	11.6	13.9
Depreciation and amortization	10.9	10.3
Foreign currency exchange gains	(0.4)	(1.1)
Legacy costs of closed operations	0.8	0.8
Adjustment to fair value of contingent consideration	0.7	0.8

Adjusted EBITDA	$54.0	$64.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$299.8	$289.2
Trade and other accounts receivable	343.5	341.7
Inventories	315.4	301.0
Prepaid expenses	16.0	21.0
Prepaid income taxes	1.0	3.1
Other current assets	1.4	0.6

Total current assets	977.1	956.6
Net property, plant and equipment	277.1	269.7
Operating lease right-of-use assets	44.4	44.8
Goodwill	388.4	382.5
Other intangible assets	72.8	65.4
Deferred tax assets	8.6	9.4
Pension asset	1.2	2.4
Other non-current assets	5.0	3.9

Total assets	$1,774.6	$1,734.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$169.5	$163.8
Accrued liabilities	147.5	169.1
Current portion of operating lease liabilities	14.0	13.9
Current portion of plant closure provisions	5.0	5.0
Accrued income taxes	21.6	19.6

Total current liabilities	357.6	371.4
Operating lease liabilities, net of current portion	30.4	31.0
Plant closure provisions, net of current portion	57.2	55.3
Deferred tax liabilities	23.0	23.5
Pension liabilities and post-employment benefits	12.9	13.1
Acquisition-related contingent consideration	22.6	20.1
Other non-current liabilities	5.2	4.2
Equity	1,265.7	1,216.1

Total liabilities and equity	$1,774.6	$1,734.7

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2025	2024
Cash Flows from Operating Activities
Net income	$32.8	$41.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10.9	10.4
Adjustment to fair value of contingent consideration	0.7	0.8
Deferred taxes	(0.3)	0.8
Profit on disposal of property, plant and equipment	(0.1)	(0.1)
Non-cash movements on defined benefit pension plans	1.3	(0.8)
Stock option compensation	1.9	2.1
Changes in working capital	(21.6)	17.4
Movements in plant closure provisions	(0.4)	(0.1)
Movements in income taxes	4.3	8.8
Movements in unrecognized tax benefits	—	0.2
Movements in other assets and liabilities	(1.2)	(0.3)

Net cash provided by operating activities	28.3	80.6
Cash Flows from Investing Activities
Capital expenditures	(8.4)	(10.7)
Proceeds on disposal of property, plant and equipment	0.1	0.1
Internally developed software	(7.2)	(3.7)

Net cash used in investing activities	(15.5)	(14.3)
Cash Flows from Financing Activities
Non-controlling interest	0.8	0.2
Issue of treasury stock	0.2	0.7
Repurchase of common stock	(4.8)	(0.4)

Net cash (used in)/provided by financing activities	(3.8)	0.5
Effect of foreign currency exchange rate changes on cash	1.6	(0.4)

Net change in cash and cash equivalents	10.6	66.4
Cash and cash equivalents at beginning of period	289.2	203.7

Cash and cash equivalents at end of period	$299.8	$270.1